Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, President and CFO
317-704-6000
BELL INDUSTRIES REPORTS 2007 FOURTH QUARTER RESULTS
— Amends Credit Facility —
— Reaches Agreement in Principle to Settle Litigation Matter —
     INDIANAPOLIS — April 14, 2008 — Bell Industries, Inc. (AMEX:BI) today reported financial results for its fourth quarter and fiscal year ended December 31, 2007.
     Revenues from continuing operations for the 2007 fourth quarter were $21.4 million compared with $27.5 million a year ago, with the decrease primarily related to reduced revenues in the company’s Technology Solutions Group. The company narrowed its loss from continuing operations for the 2007 fourth quarter to $2.5 million, or $0.29 per share, from a loss from continuing operations of $3.8 million a year ago, or $0.45 per share, with the change primarily related to improved operating results in the Technology Solutions Group. Including losses from discontinued operations, Bell sustained a net loss in the 2007 fourth quarter of $7.2 million, or $0.83 per share, net of tax of $4.7 million, equal to $0.54 per share. This compares with a net loss of $4.3 million, or $0.50 per share, including losses from discontinued operations of $464,000, or $0.05 per share, for the 2006 fourth quarter.
     For the 2007 full year, revenues from continuing operations were $119.9 million, compared with $120.3 million for 2006. The company recorded a loss from continuing operations for 2007 of $9.1 million, or $1.06 per share, compared with a loss from continuing operations of $7.4 million, or $0.86 per share, in the prior year, primarily reflecting a reduction in benefits from income taxes in 2007. The company incurred a net loss of $15.2 million for 2007, or $1.77 per share, including a loss from discontinued operations, net of tax, related to the company’s SkyTel division of $6.1 million, or $0.71 per share. In 2006, the company posted a net loss of $2.9 million, or $0.34 per share, including a gain on sale of discontinued operations, net of tax, of $4.0 million, equal to $0.52 per share.
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Bell Industries, Inc.
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     The company announced in February 2008 that it completed the sale of SkyTel’s automated vehicle location business to SkyGuard LLC for $7.0 million. In March 2008, Bell entered into a definitive agreement to sell the balance of its SkyTel division to Velocita Wireless LLC for a total consideration of $8.0 million, comprised of $3.0 million in cash at closing and deferred payments totaling $5.0 million to be paid over a period of two years. As a result of these transactions, the SkyTel division has been reflected as a discontinued operation in the company’s results of operations for 2007 and is reflected on the balance sheet at December 31, 2007 as assets held for sale. The discontinued operations in the 2006 results relate to the company’s former J.W. Miller division which was sold in April 2006.
     The Technology Solutions Group reported revenues of $13.3 million for the 2007 fourth quarter, compared with $20.2 million in the 2006 fourth quarter. This decline is related to several factors, including the termination of an unprofitable large-scale customer relationship management engagement in conjunction with the closing of Bell’s Springfield, Missouri call center, the decision not to bid on certain low-margin projects that the company performed in 2006, and timing of the completion of certain projects. Operating income for the 2007 fourth quarter increased by approximately $2.2 million over the prior-year period due to several factors, including the closure of the unprofitable Springfield call center, the termination of an unprofitable repair depot project at the end of 2006, significant reductions in overhead costs and profitable growth in several customer engagements.
     The Recreational Products Group reported revenues of $8.1 million for the 2007 fourth quarter, compared with $7.3 million in the 2006 fourth quarter. This 10.9% increase is due in part to the 2006 fourth quarter being adversely impacted by warm winter weather conditions. During the fourth quarter of 2007, the company experienced increases in its snowmobile product sales versus the prior year. The revenue increase was offset by reduced gross margins due to product mix, including higher sales volumes of low margin marine electronics products, timing of product availability from suppliers and continued pricing pressure. As a result, the operating loss for the fourth quarter of 2007 was flat compared with the prior-year period.
     The company’s corporate costs totaled $2.5 million for the 2007 fourth quarter compared to costs of $2.3 million in the prior year. The 2007 corporate costs include a $1.7 million increase in the reserve for environmental matters as a result of a reassessment of the status of on-going remediation efforts and approximately $0.3 million of severance costs associated with headcount reduction activities. The additional expenses related to these two matters are
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Bell Industries, Inc.
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partially offset by a $1.2 million reduction in the company’s litigation reserves related to the settlement discussed below. Excluding the impact of these three items, corporate costs declined by approximately $0.6 million from the fourth quarter of 2006 as a result of the company’s continued cost reduction efforts.
     “We are pleased with the progress we are seeing on the cost management side within each of our businesses and are encouraged by the progress our Technology Solutions Group made in the fourth quarter with respect to operating income, “ said Kevin J. Thimjon, president and chief financial officer of Bell Industries.
     On April 11, 2008, the company entered into an amendment to its credit facility with Wells Fargo Foothill to give effect to the sale of the SkyTel division. This amendment resulted in the modification of the calculation of the profitability covenants to exclude the results of the SkyTel division and amended the minimum profitability covenants as of December 31, 2007 and the four quarters of the year ended December 31, 2008. The amendment also resulted in an increase in the margin on the company’s borrowing rates of 50 basis points effective May 1, 2008.
     The company also said that it is in discussions with its lenders regarding obtaining the necessary waivers to complete the sale of the SkyTel division.
     In late March 2008, Bell reached an agreement in principle to settle a litigation matter with Williams Electronics Games, Inc., et al. The settlement is contingent upon the closing of the sale of the SkyTel division to Velocita Wireless LLC and execution of final settlement documentation. Upon the closing of the SkyTel sale, the company will be required to pay $500,000 and make deferred payments of $300,000 on each of the one and two year anniversaries of the closing.
     Bell today also filed a Form 25 with the Securities Exchange Commission associated with its intention to voluntarily de-list the company’s common stock from the American Stock Exchange. Bell currently expects the delisting of its common stock becoming effective ten days thereafter. The last day of trading of Bell’s common stock on the American Stock Exchange is expected to be on or about April 24, 2008. After withdrawal of our common stock from listing on the American Stock Exchange, the company expects that the shares will be quoted on the OTC Bulletin Board.
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Bell Industries, Inc.
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About Bell Industries, Inc.
     After the completion of the recently announced sale of its SkyTel division, Bell Industries will be comprised of two operating units, Bell’s Technology Solutions business and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from managed technology services to reverse logistics and mobile/wireless solutions. The Recreational Products Group is a wholesale distributor of aftermarket parts and accessories for the recreational vehicles and other leisure-related vehicle markets, including marine, snowmobile, cycle and ATV.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to the company’s ability to compete the sale of the SkyTel division, encouragement by the progress in the Technology Solutions Group and the agreement in principle to settle the litigation matter, are based upon current expectations and speak only as of the date hereof. Actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the company’s industry, including changing customer demand, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Bell Industries’ Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect the business, results of operations and financial condition. The company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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Bell Industries, Inc.
Consolidated Operating Results
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)
Net revenues:
Products	$14,584	$18,171	$87,248	$88,220
Services	6,855	9,322	32,670	32,076

Total net revenues	21,439	27,493	119,918	120,296

Costs and expenses:
Cost of products sold	11,969	14,849	72,553	71,872
Cost of services provided	4,558	7,688	22,244	26,260
Selling, general and administrative	7,109	9,015	34,935	30,969
Depreciation and amortization	240	350	1,245	1,237
Interest income, net		(81)		(456)
Gain on sale of assets	(9)		(2,024)

Total costs and expenses	23,867	31,821	128,953	129,882

Loss from continuing operations before income taxes	(2,428)	(4,328)	(9,035)	(9,586)
Provision for (benefit from) income taxes	37	(502)	76	(2,222)

Loss from continuing operations	(2,465)	(3,826)	(9,111)	(7,364)

Discontinued operations:
(Loss) income from discontinued operations, net of tax	(747)	(51)	(2,196)	441
(Loss) gain on sale of discontinued operations, net of tax	(3,940)	(413)	(3,940)	4,030

Income (loss) from discontinued operations, net of tax	(4,687)	(464)	(6,136)	4,471

Net loss	$(7,152)	$(4,290)	$(15,247)	$(2,893)

Share and per share data
Basic and diluted:
Loss from continuing operations	$(0.29)	$(0.45)	$(1.06)	$(0.86)
(Loss) income from discontinued operations	(0.54)	(0.05)	(0.71)	0.52

Net loss	$(0.83)	$(0.50)	$(1.77)	$(0.34)

Weighted average common shares outstanding	8,650	8,576	8,633	8,568

OPERATING RESULTS BY BUSINESS SEGMENT
Net revenues
Technology Solutions Group
Products	$6,448	$10,835	$42,633	$43,477
Services	6,855	9,322	32,670	32,076

	13,303	20,157	75,303	75,553
Recreational Products Group	8,136	7,336	44,615	44,743

	$21,439	$27,493	$119,918	$120,296

Operating income (loss)
Technology Solutions Group	$326	$(1,851)	$(3,661)	$(4,714)
Recreational Products Group	(233)	(241)	555	1,455
Corporate costs	(2,530)	(2,317)	(7,953)	(6,783)

	(2,437)	(4,409)	(11,059)	(10,042)

Gain on sale of assets	(9)		(2,024)
Interest expense (income), net		(81)		(456)
Provision for (benefit from) income taxes	37	(502)	76	(2,222)

Loss from continuing operations	$(2,465)	$(3,826)	$(9,111)	$(7,364)

Bell Industries, Inc.
Consolidated Condensed Balance Sheet
(In thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$409	$3,637
Accounts receivable, net	12,304	16,835
Inventories, net	10,323	9,548
Prepaid expense and other current assets	1,982	2,761
Assets held for sale	27,814

Total current assets	52,832	32,781

Fixed assets, net	1,956	3,553
Assets held for sale	5,000
Other assets	2,231	6,780

Total assets	$62,019	$43,114

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Floor plan payables	$1,064	$213
Revolving credit facility	4,775
Accounts payable	10,438	12,419
Accrued payroll and liabilities	7,488	8,606
Liabilities associated with assets held for sale	19,084

Total current liabilities	42,849	21,238

Convertible note	8,969
Other long term liabilities	5,418	3,622
Shareholders’ equity	4,783	18,254

Total liabilities and shareholders’ equity	$62,019	$43,114